UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2023

CULLINAN ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39856	81-3879991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cullinan Oncology, Inc.

One Main Street, Suite 1350

Cambridge, MA 02142

(Address of principal executive offices, including zip code)

(617) 410-4650

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CGEM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On January 17, 2023, Cullinan Oncology, Inc. (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., Biotechnology Value Trading Fund OS LP and MSI BVF SPV, LLC (the “Stockholders”), pursuant to which the Stockholders exchanged 6,475,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for 647,500 shares of newly designated Series A convertible preferred stock, a “toothless” preferred stock, par value $0.0001 per share (the “Preferred Stock”) (the “Exchange”).

On January 17, 2023, in connection with the Exchange, the Company filed a Certificate of Designation (the “Certificate of Designation”) setting forth the preferences, rights and limitations of the Preferred Stock with the Secretary of State of the State of Delaware. Each share of the Preferred Stock will be convertible into 10 shares of Common Stock at the option of the holder at any time, subject to certain limitations, including that the holder will be prohibited from converting Preferred Stock into Common Stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own a number of shares of Common Stock above a conversion blocker, which is initially set at 9.99% (the “Conversion Blocker”) of the total Common Stock then issued and outstanding immediately following the conversion of such shares of Preferred Stock. Holders of the Preferred Stock are permitted to increase the Conversion Blocker to an amount not to exceed 19.99% upon 60 days’ notice.

Shares of Preferred Stock will generally have no voting rights, except as required by law and except that the consent of a majority of the holders of the outstanding Preferred Stock will be required to amend the terms of the Preferred Stock. In the event of the Company’s liquidation, dissolution or winding up, holders of Preferred Stock will participate pari passu with any distribution of proceeds to holders of Common Stock. Holders of Preferred Stock are entitled to receive when, as and if dividends are declared and paid on the Common Stock, an equivalent dividend, calculated on an as-converted basis. Shares of Preferred Stock are otherwise not entitled to dividends.

The Preferred Stock ranks (i) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to the Preferred Stock; (ii) on parity with the Common Stock and any class or series of capital stock of the Company created specifically ranking by its terms on parity with the Preferred Stock; and (iii) junior to any class or series of capital stock of the Company created specifically ranking by its terms senior to any Preferred Stock, in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.

The Preferred Stock was issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

The Exchange closed on January 19, 2023. Following the Exchange, the Company will have 39,324,370 shares of Common Stock outstanding and 647,500 shares of Preferred Stock outstanding, which are convertible into 6,457,000 shares of Common Stock.

The foregoing description of the Exchange Agreement is not complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein. A summary of the rights, preferences and privileges of the Preferred Stock described above does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, which is filed as an exhibit to this Report and is incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information contained above in Item 3.02 of this Report regarding the Preferred Stock is incorporated by reference into this Item 5.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock

10.1	Exchange Agreement, dated January 17, 2023, by and among Cullinan Oncology, Inc. and the Stockholders named therein

104	Cover Page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CULLINAN ONCOLOGY, INC.

Dated: January 19, 2023	By:	/s/ Jeffrey Trigilio
Jeffrey Trigilio
Chief Financial Officer